Exhibit 99.1

                         Double Eagle Petroleum Company
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     P. O. Box 766 o Casper, WY 82602 o 1-307-237-9330 o Fax: 1-307-266-1823


FOR RELEASE AT 6 AM
Date: October 3, 2006

Double Eagle Petroleum Reports Project Update

Casper, Wyoming - Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today on progress at the Christmas Meadows Prospect (Table Top Unit #1 well), Pinedale Anticline, the South Fillmore Prospect, and the Cow Creek Unit Deep #2 well.

At the Christmas Meadows Prospect, the Table Top Unit #1 well began drilling on September 9, 2006 at 235 feet, at the base of the conductor pipe that was set last summer. As of October 1, 2006, twenty inch surface casing has been set to a depth of 1,030 feet and we are drilling below 2,000 feet. We anticipate that it will be sixty days before we get to rocks that will help tell us how well our seismic has been interpreted. This prospect has been on hold since 1982 due to regulatory hurdles, because it is near the High Uinta Mountain Wilderness Area. Amoco, Chevron and then Double Eagle fought to get this well drilled. Finally we have a rig drilling this wildcat well to test a promising seismic feature. Double Eagle has 24.89% working interest and is operating. After payout, Double Eagle's working interest would increase to 30.30%. The 15,750 foot wildcat is scheduled to take 100 days to drill.

At Pinedale Anticline, eleven wells are being drilled or completed on acreage in which Double Eagle owns an interest and six additional locations have been proposed for winter drilling. Within the Mesa Unit Participating Areas B and C, where Double Eagle owns working interests ranging from 6 to 12.5%, eight wells have been drilled and six wells have been staked. The wells in these two Participating Areas have yielded initial rates that net Double Eagle more than 300 mcf per day per well. The other four wells have been drilled on the Mesa Unit Participating Area A, where Double Eagle has a small overriding royalty interest.

At the South Fillmore Prospect, the PH State 1-16 well was flowed back after our fracture stimulation. Rates as of August 21, 2006 were 900 mcf per day, 60 barrels of oil per day and 444 barrels of water per day on a 32/64 inch choke with casing pressure of 1,000 psi and flowing tubing pressure of 200 psi. Since the well began flowing back on August 16, the gas volumes have continued to climb and the water rates have declined. A two week test is on hold until we can get our workover rig on the well to reconfigure the downhole set up. This is anticipated within the next couple of weeks. Double Eagle is preparing to drill an offset well, 160 acres to the east. Eight additional wells will be staked in the next thirty days. We believe that our completion technique has been successful, and we intend to proceed to develop the 3,840 acres of our leases and 1,280 acres of farm-in acreage in the area. Double Eagle has 100% working interest in the PH State 1-16. Our working interest in the first offset well will be 100% before payout and 60% after payout.

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At the Cow Creek Unit Deep #2 well, we drilled to 9,922 feet and have cased the well through the porous section of the Nugget Sandstone. The Nugget sandstone was perforated and produced water. Further evaluation is being done on the zones above the Nugget as well as the possibility of steering the well to the top of the anticline to test the Tensleep and Madison Formations. Double Eagle has an 84% working interest in the Cow Creek Unit Deep #2 well. After payout, Double Eagle's working interest would drop to 70.4%.

Stephen H. Hollis, CEO of Double Eagle commented: "The drilling of Christmas Meadows is progressing. Thus far, we have a very straight well and plan to use directional tools to help us keep it straight. The beds in the pre-Cambrian metasediments are steeply dipping and we expect overturned Paleozoic beds as we drill through the North Flank Thrust of the Uinta Mountains. The Hogsback Thrust sheet which lies beneath the North Flank Thrust is expected to have contorted beds which can be difficult to stay straight in also. At Pinedale, we are blessed to be involved in all these development wells. They are anticipated to increase our production significantly. At South Fillmore, our two week test has been delayed until we can get a bridge plug out and set our tubing deeper. "

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company's current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects.

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This release may contain forward-looking statements regarding Double Eagle
Petroleum Co.'s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.


Company Contact:
Steve Hollis, President
(307) 237-9330